Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-36364; 333-36366; 333-104225; 333-115277; 333-124534; 333-151920; 333-173055, as amended by post-effective amendment on Form S-8; 333-188589; and 333-188590); on Form S-3 (Nos. 333-195342 and 333-190822); and on Form S-4 (Nos. 333-207260; 333-97899; and 333-166326, as amended by post-effective amendment on Form S-8) of Schlumberger Limited of our report dated January 27, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
January 27, 2016